UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2015

GRAN TIERRA ENERGY INC.

(Exact name of Registrant as specified in its charter)

Nevada	98-0479924
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

Commission file number: 001-34018

200, 150 13 Avenue SW

Calgary, Alberta Canada T2R, 0V2

(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (403) 265-3221

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Cash Compensation

Cash Bonuses

On February 19, 2015, the Board of Directors of Gran Tierra Energy Inc. (the “Company” or “Gran Tierra”), upon the recommendation of the Compensation Committee, approved the following cash bonuses for the following Executive Officers of the Company with respect to performance for fiscal year 2014:

Name	2014 Bonus
Duncan Nightingale Interim President and Chief Executive Officer	$150,000	*	$(129,310	)USD
James Rozon Chief Financial Officer	$140,000	*	$(120,690	)USD
David Hardy General Counsel, Vice President, Legal, and Secretary	$120,000	*	$(103,448	)USD

*Denotes amount in Canadian dollars. Amount in parentheses denotes U.S. dollars at an exchange rate of CAD$1.16 per one USD as at December 31, 2014.

Fiscal Year 2015 Compensation Arrangements

On February 19, 2015, the Board of Directors of the Company approved, upon the recommendation of the Compensation Committee, the following 2015 base salaries and target bonuses for the following Named Executive Officers of the Company, effective as of January 1, 2015:

Name	Base Salary		Target Bonus(1)
Duncan Nightingale	$369,600	*	80%
Interim President and Chief Executive Officer	$(318,621	)USD
James Rozon	$344,500	*	80%
Chief Financial Officer	$(296,983	)USD
David Hardy	$321,000	*	70%
General Counsel, Vice President, Legal, and Secretary	$(276,724	)USD

*Denotes amount in Canadian dollars. Amount in parentheses denotes U.S. dollars at an exchange rate of CAD$1.16 per one USD as at December 31, 2014.

(1) Target bonus amounts are expressed as a percentage of the corresponding 2015 base salary.

Equity Grants

On February 19, 2015, the Board of Directors of the Company approved, upon the recommendation of the Compensation Committee, under the Company’s 2007 Equity Incentive Plan, as amended, the following grants of non-statutory stock options for shares of common stock of the Company and restricted stock awards (“RSUs”) to the following Executive Chairman of the Board and Named Executive Officers of the Company:

Name	Stock Options(1)	Restricted Stock Units(2)
Jeffrey Scott Executive Chairman of the Board	400,000	100,000
Duncan Nightingale Interim President and Chief Executive Officer	295,000	80,000
James Rozon Chief Financial Officer	225,000	60,000
David Hardy General Counsel, Vice President, Legal, and Secretary	145,000	35,000

(1) The grant date for the stock options will be the third business day after general public release of the Company’s annual revenues for the fiscal year ended December 31, 2014, unless the trading window is closed for any reason on such date in which case the grant date will occur on the first day such trading window is reopened, with an exercise price equal to the closing price of Gran Tierra common stock on that date. The stock options entitle the holder of the stock options, following vesting of the stock option, to acquire the underlying number of shares by paying the exercise price for such shares. The stock options will terminate after five years, or earlier if the executive officer ceases to provide services to Gran Tierra.

(2) The grant date for the RSUs will be March 1, 2015, and entitle the holder of the RSU to receive the underlying number of shares of Gran Tierra common stock upon vesting of such shares. The RSUs will vest as to 1/3 of the shares subject to such awards on each March 1, 2016, March 1, 2017 and March 1, 2018.

Amendment to Employment Agreement

On February 19, 2015, the Board of Directors of the Company approved an amendment to the Executive Employment Agreement dated July 31, 2014, of Mr. Duncan Nightingale, the Company’s interim President and Chief Executive Officer, to increase the severance payment to Mr. Nightingale in the event of termination of Mr. Nightingale’s employment without cause or for good reason to 24 months of total cash compensation, from 18 months of total cash compensation under his existing executive employment agreement.

Item 8.01. Other Events.

On February 19, 2015, the Board of Directors of the Company, upon the recommendation of the Nominating and Corporate Governance Committee (the “Committee”), approved a new Majority Voting Policy which provides that in an uncontested election of directors any nominee for election as a director who does not receive a greater number of votes “for” his or her election than votes “withheld” from such election (a “Majority Withheld Vote”) shall immediately tender his or her resignation as a director of the Company, to the Board of Directors of the Company following the meeting at which the director is elected, which will become effective upon acceptance by the Board. The Committee must promptly consider any resignation offer from a director who has received a Majority Withheld Vote and recommend to the Board the action to be taken with respect to such tendered resignation. In considering a tendered resignation, the Committee will consider all factors deemed relevant to the best interests of the Company by members of the Committee, including, without limitation: (i) any stated reasons why stockholders “withheld” votes from the election of that nominee; (ii) what the Committee believes to be the underlying reasons for the Majority Withheld Vote, including whether these reasons relate to the incumbent director’s performance as a director, whether these reasons relate to the Company or another company or issuer, and whether these reasons are curable and alternatives for effecting any cure; (iii) the percentage of outstanding shares of common stock represented by votes cast and withheld from voting on the election of the subject director; (iv) the length of service and the qualifications of the individual whose resignation has been tendered; (v) such individual’s past and expected future contributions to the Company; (vi) the Company’s corporate governance policies; and (vii) the overall composition of the Board (including the current mix of skills and attributes of the Board and also including whether accepting the resignation would cause the Company to fail to meet any applicable regulatory or stock exchange listing requirements). The Board will then determine whether to accept or reject the Committee’s recommendation within 90 days following the applicable election of directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 25, 2015	GRAN TIERRA ENERGY INC.

	By:	/s/ James Rozon
James Rozon
Chief Financial Officer